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                                              Exhibit 11


                  Frontier Corporation
    Computation of Diluted Earnings Per Common Share
                       (Unaudited)



                                                   3 Months Ended      6 Months Ended
                                                       June 30,           June 30,
In thousands of dollars,
except per share data                             1999        1998      1999     1998
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
Basic Income Applicable to Common Stock       $ 37,118    $ 45,656  $ 76,769 $ 79,319

Interest expense on convertible debentures,
 net of tax                                         90          90       180      180
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Diluted Income Applicable to Common Stock     $ 37,208    $ 45,746  $ 76,949  $ 79,499
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Weighted Average Shares Outstanding-Basic      172,542     170,390   172,048   170,230
Stock options and warrants                       6,190       3,200     4,722     2,716
Convertible debentures                             503         503       503       503
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Weighted Average Shares Outstanding-Diluted    179,235     174,093   177,273   173,449
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Diluted Earnings Per Common Share             $   0.21    $   0.26  $   0.43  $   0.46
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